EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Immunovant, Inc. for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our report dated May 22, 2023, with respect to the consolidated financial statements of Immunovant, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 9, 2023